SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported): May 31, 2002


                              Hybrid Networks, Inc.
             (Exact name of registrant as specified in this charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)



              0-23289                                   77-02520931
       (Commission File Number)          (I.R.S. Employer Identification Number)



                  6409 Guadalupe Mines Road, San Jose, CA 95120
               (Address of principal executive offices) (Zip Code)


                                 (408) 323-6250
              (Registrant's Telephone Number, Including Area Code)
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ITEM 2.  Acquisition or disposition of assets

     Hybrid Networks, Inc. reports that on May 31, 2002, substantially all of its remaining assets were sold by foreclosure to HYBR Wireless Industries Limited.

     On April 30, 2002, Hybrid defaulted on its secured obligation to pay the principal sum of $5,500,000 to London Pacific Life & Annuity Company. On May 1, 2002, London Pacific sent Hybrid a notice of the foregoing default under the terms of its promissory note and security agreement with Hybrid. Pursuant to its security agreement with Hybrid, London Pacific asserted a first lien on substantially all of the assets of Hybrid, and on May 21, 2002, London Pacific exercised its rights under the terms of its security agreement and section 9609 of the California Commercial Code to take possession of its collateral. Pursuant to the terms of its security agreement and section 9610 of the California Commercial Code, London Pacific collected the proceeds of Hybrid's accounts receivable, disposed of Hybrid's furnishings through a private sale to a dealer in such assets, and marketed Hybrid's equipment, inventory and intellectual property, including through a formal bid solicitation procedure conducted by bid4assets.com, resulting in the sale of all such remaining assets to HYBR Wireless Industries Limited on May 31, 2002.

     As a result of the foregoing, on May 31, 2002, Hybrid ceased its business operations and terminated all remaining full-time employees. Hybrid continues to employ professionals and former employees on an hourly consulting basis for the purposes of finalizing certain payments to vendors from the minimal remaining cash on hand, surrendering its leased premises to the landlord by the end of June 2002, finalizing payroll reporting and completing and filing final tax returns. No funds or other assets are available for any distribution to holders of preferred and common stock, and Hybrid estimates that its unpaid liabilities to unsecured creditors will total approximately $1,000,000, substantially all of which will be owed to its real property landlord.

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


SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Dated:  June 6, 2002                Hybrid Networks, Inc.



                                    By:    /s/ Michael D. Greenbaum
                                           ------------------------
                                           Michael D. Greenbaum
                                           President and Chief Executive Officer


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